Exhibit 10.1

Ampex Corporation 135 East 57th Street New York, New York 10022 Telephone (212) 935-5144

March 1, 2005

Craig McKibben

12 Sprucehill Road

Armonk, NY 10504

Dear Craig,

Confirming our discussion of your objectives for 2005, set forth below are the related incentive targets.

It is critical that Ampex should comply, on timely basis, with its obligation to document, test and assess its internal controls under Section 404 of The Sarbanes-Oxley Act and related regulatory guidelines. If this process is completed on or before the required date of March 5, 2006 you will be entitled to receive an incentive payment of $50,000.

The Company’s objective is to redeem or to have called for redemption its 12% Notes prior to the filing of its 2005 year end report on Form 10K. You can contribute to this objective by managing expenses in your areas of responsibility and if the 12% Notes are redeemed on the above schedule you will be entitled to receive as incentive payment of $50,000.

Your third objective is to ensure that our licensing efforts are supported with quantitative data that will assist our licensing department to assess the realistic financial obligations for royalties due on prior and future shipments from prospective licenses. If this objective is met you will be entitled to receive an incentive payment of $50,000.

I wish you success in achieving the above goals.

Yours sincerely,

/s/ Edward Bramson
Edward Bramson